UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2015

CRESTWOOD EQUITY PARTNERS LP

(Exact name of registrant as specified in its charter)

Delaware	001-34664	43-1918951
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Louisiana Street, Suite 2550 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 519-2200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Departure of Directors

On November 2, 2015, Messrs. Arthur B. Krause and Randy E. Moeder resigned from the board of directors (the “Board”) of Crestwood Equity GP LLC, a Delaware limited liability company (“CEQP GP”) and the general partner of Crestwood Equity Partners LP, a Delaware limited partnership (the “Partnership”), effective as of November 2, 2015. The resignations of Messrs. Krause and Moeder were not as a result of any disagreement with CEQP GP or the Partnership regarding any matter related to the operations, policies or practices of CEQP GP or the Partnership.

(d) Appointment of Directors

On November 2, 2015, Mr. David Lumpkins was appointed to the Board, effective as of November 2, 2015. In addition, Mr. Lumpkins is expected to be appointed to the Conflicts, Audit and Finance Committees of the Board. Mr. Lumpkins previously served on the board of directors of Crestwood Midstream GP LLC, the general partner of Crestwood Midstream Partners LP, a Delaware limited partnership (“CMLP”) and a wholly-owned subsidiary of the Partnership following the merger of CMLP with the Partnership.

Mr. Lumpkins will be compensated in accordance with the Partnership’s compensation policy for non-employee directors as described in the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014. There are no arrangements or understandings between Mr. Lumpkins and any other person pursuant to which Mr. Lumpkins was appointed to the Board, and there are no relationships between Mr. Lumpkins and the Partnership that would require disclosure under Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Pursuant to the Partnership’s Fifth Amended and Restated Agreement of Limited Partnership, as amended (the “Partnership Agreement”), Mr. Lumpkins will be fully indemnified for actions associated with being a director to the extent permitted under Delaware law and the Partnership Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRESTWOOD EQUITY PARTNERS L.P.

	By:	Crestwood Equity GP LLC, its General Partner

Date: November 2, 2015	By:	/s/ Joel C. Lambert
Joel C. Lambert
Senior Vice President and
General Counsel

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